Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in the Focus Impact Acquisition Corp. Registration Statement on Form S-4 (“Registration Statement”), of our auditor’s report dated December 1, 2023 with respect to the consolidated financial statements of DevvStream Holdings Inc. and its subsidiaries for the year ended July 31, 2023 and period from incorporation on August 27, 2021 to July 31, 2022, as filed with the United States Securities and Exchange Commission, which appears in the Prospectus included in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants
December 1, 2023
Toronto, Canada